EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”), effective as of February 12, 2006 by and between AMS Health Sciences, Inc., an Oklahoma corporation (the “Company”), and Robin L. Jacob (“Executive”) is set forth below.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.    Employment. The Company hereby agrees to employ Executive as its Vice President, Secretary, Treasurer and Chief Financial Officer and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.    Term. The period of employment of Executive by the Company under this Agreement (the “Initial Term”) shall commence on February 12, 2006 (the “Commencement Date”) and subject to termination as provided herein, shall continue through February 11, 2008; provided that this Agreement shall be automatically renewed for two (2) successive one (1) year terms (the “Extended Terms”) unless either party elects not to renew this Agreement by delivering written notice of its election to the other party no later than thirty (30) days prior to the end of the current term. The Initial Term and the Extended Terms, if any, shall collectively constitute the “Employment Period.” The Employment Period may be terminated before the end of the Initial Term or the Extended Terms, if any, in accordance with Section 6 of this Agreement.

3.    Position and Duties. During the Employment Period, Executive shall report directly to the Company’s Chairman of the Board, President and Chief Executive Officer. Executive shall have those powers and duties normally associated with the position of a Vice President, Secretary, Treasurer and Chief Financial Officer. Executive shall devote substantially all of her working time, attention and energies (other than absences due to illness or vacation) to the performance of her duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of her duties and responsibilities under this Agreement or violate Sections 9(a), (b) or (c) of this Agreement, to (i) serve on civic or charitable boards or committees and (ii) serve on the board of directors or other similar governing body of any other corporation or other business entity or trade organization.

4.    Place of Performance. The principal place of employment and performance of duties by Executive shall be at the Company’s principal executive offices in Oklahoma City, Oklahoma.

5.    Compensation and Related Matters.

(a)    Base Salary. Executive’s base salary shall be $100,000 for the first year of the Initial Term and $112,500 for the second year of the Initial Term (each, the “Base Salary”), and be paid in accordance with the Company’s customary payroll practices. Executive’s Base Salary after the Initial Term shall be $125,000 per year. Unless otherwise agreed to by Executive, Executive’s Base Salary shall be subject to increase, but not decrease, pursuant to annual review by and in the discretion of the Board or on about the end of anniversaries of the Commencement Date. Such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)    Annual Target Bonus Plan. At the Board’s sole discretion, during the term of the Executive’s Employment Period, the Executive will have the opportunity to receive an annual bonus (“Annual Target Bonus”), beginning at and equal to twenty-five percent (25%) of Base Salary, with open-ended incremental increases commensurate with the length of service and performance after the first year. The Annual Target Bonus earned will be awarded based upon the performance of the Executive and the Company against annual target objectives established jointly by the Board and the Executive. Any Annual Target Bonus payable under this Paragraph 5(b) will be paid to the Executive as soon as practicable following a fiscal year.

(c)    Stock Option. The Company hereby grants to Executive nonqualified stock options to purchase One Hundred Fifty Thousand (150,000) shares of Company common stock at an exercise price equal to the closing price of the Company’s common stock on the American Stock Exchange on the date of this Agreement. The option will be executed in accordance with the Company’s 2003 Stock Incentive Plan.

(d)    Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses, including cell phone use, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to executive officers of the Company or, alternatively, as approved by the Chairman.

(e)    Vacation And Sick Leave. Executive shall be entitled to four (4) weeks vacation per every twelve (12) month period of employment hereunder. Allowable carry-over of non-used vacation time shall be in line with that of other executives of the Company. Executive shall also be entitled to leaves for illness or other incapacitation as is consistent with Executive’s title and Employer’s needs for Executive’s services, except as otherwise provided for in Section 8(a).

(f)    Welfare, Pension and Incentive Benefit Plans; Related Benefits. During the Employment Period, Executive (and her spouse and/or dependents to the extent provided the applicable plans and programs) shall be entitled to participate in and be covered under any welfare benefit plans or programs maintained by the Company from time to time for the benefit of its similarly situated employees pursuant to the terms of such plans and programs, including, without limitation, any medical, life, hospitalization, dental, disability, accidental death and dismemberment and other insurance plans and programs. During the Employment Period, Executive shall also be eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of similarly situated employees.

(g)    Company Vehicle. The Company will provide Executive a company vehicle or pay a monthly car allowance, equal to the expense incurred by the other Company executives.

6.    Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a)    Death. Executive’s employment under this Agreement shall terminate upon her death.

(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform her duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act), for a period of three (3) consecutive months, and the Company shall have the right to terminate Executive’s employment under this Agreement for “Disability”, by providing a thirty (30) day Notice of Termination to Executive pursuant to Section 7(a) and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement by the Company.

(c)    Cause. The Company shall have the right to terminate Executive’s employment at any time for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement by the Company. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon:

(i)    an act of felony dishonesty taken by Executive which results or is intended to result in improper personal enrichment of Executive and/or expense to the Company; or

(ii)    Executive’s failure to follow a direct, reasonable and lawful written order from the Board and/or the Chairman, within the reasonable scope of Executive’s duties.

Cause shall not exist under paragraphs (i) or (ii)) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than three-fourths (3/4ths) of the Board (excluding Executive) at a meeting of the Board called and held for such purpose finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraphs (i) or (ii) and specifying the particulars thereof in detail. Upon receipt of the board resolution, the Executive shall have 15 days to cure, if curable, the “Cause” of the board resolution and avoid termination.

(d)    Voluntarily. Executive and the Company shall have the right to voluntarily terminate Executive’s employment under this Agreement.

7.    Termination Procedure.

(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination due to death pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of her duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Cause pursuant to Section 6(c), the date the Notice of Termination is sent to Executive, which in the case of Cause under Section 6(c) shall be no less than 15 days after Executive’s receipt of the board resolution and shall be subject to an opportunity to cure as set forth in Section 6(c), or (iv) if Executive’s employment is terminated pursuant to Section 6(d), the date that the Company or the Executive receives a Notice of Termination from the other or such later termination date as is set forth in such Notice of Termination.

8.    Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of her employment under this Agreement during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8, and the other agreements and plans referenced in this Agreement, constitute the sole compensation and damages for termination of her employment during the Employment Period.

(a)    Disability. During any period that Executive fails to perform her duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive her full Base Salary set forth in Section 5(a) until her employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i)    the Company shall pay to Executive (A) her Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of any Company disability programs;

(ii)    the Company shall reimburse Executive pursuant to Section 5(d) for reasonable business expenses incurred, but not reimbursed, prior to such termination of employment; and

(iii)    Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which she is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(b)    Termination By Company without Cause. If Executive’s employment is terminated by the Company without Cause:

(i)    the Company shall pay to Executive (A) her Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) Severance Pay, in equal monthly installments or a lump sum at the Company’s discretion, according to the following schedule:

Length of Employment as Executive under this Agreement	Months of Base Salary existing on Date of Termination
1 - 6 months	1 month
7 - 12 months	5 months
13 - 24 months	6 months
25 - 36 months	12 months

(ii)    the Company shall reimburse Executive pursuant to Section 5(d) for reasonable business expenses incurred, but not reimbursed, prior to such termination of employment; and

(iii)    Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which she is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(c)    Cause, Death or Voluntarily By Executive. If Executive’s employment is terminated by the Company for Cause, due to Executive’s death or voluntarily by Executive:

(i)    the Company shall pay Executive (or her legal representative or estate) her Base Salary and her accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

(ii)    the Company shall reimburse Executive (or her legal representative or estate) pursuant to Section 5(d) for reasonable business expenses incurred, but not reimbursed, prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

(iii)    Executive (or her legal representative or estate) shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which she is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

9.    Confidential Information, Ownership of Documents and Other Items; Non-Solicitation of Employees and Business.

(a)    Confidential Information. During the Employment Period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its affiliates, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties under this Agreement.

(b)    Removal of Documents; Rights to Products; Other Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business and its affiliates, which Executive has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out her duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment under this Agreement, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by her alone or in conjunction with others at any time while employed by the Company. Executive shall also return to the Company all Company-provided vehicles in her possession or control.

(c)    Protection of Business. During the Employment Period and until the first anniversary of Executive’s Date of Termination (regardless of the reason for termination of employment), the Executive will not, directly or indirectly, on her own behalf or behalf of any third party, solicit or attempt to induce any existing customers or accounts of the Company or its affiliates to cease doing business with the Company or its affiliates. During the same time period, Executive will not, directly or indirectly, on her own behalf or on behalf of any third party, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company to be employed by Executive or a third party.

(d)    Injunctive Relief. In the event of a breach or threatened breach of this Section 9, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)    Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

(f)    Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 9.

10.    Arbitration. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association or other national arbitration service that is mutually agreeable to the parties. The arbitration shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that the arbitrator(s) may allocate administrative and arbitrator fees, the parties’ other costs and expenses of arbitration and the parties’ attorneys’ fees and require that such items be paid in any manner in which such item would have been allocated and ordered to be paid by a court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 9.

11.    Successors Binding Agreement.

(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary(ies), estate or other legal representative(s). If Executive should die following her Date of Termination while any amounts would still be payable to her under this Agreement if she had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to her legal representatives or estate.

12.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
1213 Kingston Blvd
Edmond, OK 73034

If to the Company:
711 NE 39th
Oklahoma City, OK 73105

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

13.    Taxes and Withholding. All payments hereunder shall be subject to tax in accordance with the Federal Internal Revenue Code, as amended from time to time, and any applicable rules or regulations promulgated thereunder and in accordance with applicable state statutes, rules and regulations. All payments shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law, rule or regulation.

14.    Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

15.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.    Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement on April 1, 2006, to be effective as of the date first above written.

Jerry W. Grizzle
By/S/ JERRY W. GRIZZLE
Chairman of the Board, President and CEO
/S/ ROBIN L. JACOB
Robin L. Jacob